Exhibit 99.2

Frequently Asked Questions About the Reorganization into an UPREIT Structure

1.	What is Welltower doing?

Welltower intends to complete a holding company reorganization resulting in a new company becoming the publicly traded parent company (“New Welltower”). Pending shareholder approval at the 2022 annual meeting, the current real estate investment trust (“Old Welltower”) will convert to a limited liability company that will be an Umbrella Partnership Real Estate Investment Trust (“UPREIT”) and would be controlled by New Welltower. New Welltower will retain the name “Welltower Inc.” and the NYSE stock symbol “WELL”.

2.	Where can I find detailed information?

Details of the anticipated reorganization can be found in the press release and the Form 8-K filed with the Securities and Exchange Commission. We recommend that you review these documents to obtain a complete understanding of the reorganization.

3.	When will this happen?

New Welltower will exist as the new publicly traded parent company at midnight on April 1, 2022. Pending shareholder approval at the 2022 annual meeting, the conversion of Old Welltower into an UPREIT will be effective shortly following the annual meeting.

4.	Does this impact my rights as a shareholder?

No. All of the voting rights and other terms of your shares will remain the same.

5.	Why is WELL doing this?

Welltower believes the UPREIT structure will improve the Company’s ability to acquire properties on a tax-deferred basis and also align the Company’s corporate structure with the majority of other REITs. The UPREIT structure allows for non-cash acquisitions of properties and may give Welltower a competitive advantage on future acquisitions, compared to other REITs not utilizing an UPREIT structure.

6.	What happens to my shares in WELL?

As part of the reorganization, all common stock of Old Welltower will automatically be converted on a one-for-one basis into common stock of New Welltower. If you own 100 shares of Old Welltower common stock today, you will own 100 shares of New Welltower common stock after the reorganization with all of the same rights and benefits. You do not have to do anything with your Welltower shares because of the reorganization.

7.	Will this impact dividend payments?

No, the Reorganization will not impact the payment of the dividend declared by the Company’s board and payable to shareholders of record in accordance with previously announced dividend payment dates.

8.	Will my shares still be traded on the NYSE?

Yes. We do not expect any change to ticker symbols or trading for shares in New Welltower after the reorganization. We expect all common shares of New Welltower will be traded on the New York Stock Exchange under the ticker symbol “WELL”.

9.	Will this reorganization impact my US taxes?

No. The reorganization qualifies as a tax-fee reorganization under the United States Internal Revenue Code and will not result in any gain or loss to shareholders for federal income tax purposes.

10.	What will be the name of the new public company?

After completion of the reorganization, the new public company will still be known as Welltower Inc. Pending shareholder approval at the 2022 annual meeting, Old Welltower will become a limited liability company named Welltower OP LLC.

11.	Who will be running New Welltower?

The Board of Directors of New Welltower will be exactly the same as the current Board of Directors of Welltower that the shareholders elected in May 2021. The management team of New Welltower will also be unchanged from the management team of Old Welltower today. It will still be headed by Shankh Mitra as Chief Executive Officer and Chief Investment Officer with his current management team and employees.

12.	Will the reorganization have an impact on Welltower’s financial condition?

No. Other than costs necessary to effectuate the reorganization which we do not expect to be material, we do not expect the reorganization to have any adverse impact to the combined financial statements, outstanding debt securities, or business operations.

13.	Will there be any changes to the assets owned by Welltower?

No. All of the assets owned by Old Welltower and its subsidiaries today will continue to be owned by Old Welltower (to be known as Welltower OP LLC after the reorganization) and its subsidiaries immediately after the reorganization with no change. New Welltower will not hold any assets directly other than certain de minimis assets that may be held for certain administrative functions. In addition, Old Welltower will remain the debtor on all existing indebtedness it previously issued. Debt investors will be exposed to no change in the relative structural priority of the debt previously issued by Old Welltower.

14.	Why does completion of the reorganization require shareholder approval?

The holding company reorganization, expected to be effective on April 1, will be completed pursuant to a merger (the “Merger”) under Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and does not require shareholder approval. In order to complete the reorganization into an UPREIT structure, however, the new operating subsidiary that will exist following this merger will need to be converted into a Delaware limited liability company (the “LLC Conversion”). Shareholder approval is required to take the steps necessary to undertake the LLC Conversion. As required by Section 251(g) of the DGCL, the certificate of incorporation of Old Welltower will be amended in connection with the Merger to add a “Pass-Through Vote Provision” that will require the approval by New Welltower shareholders of certain actions affecting Old Welltower. In particular, under this provision all New Welltower shareholders would be required to unanimously approve the LLC Conversion. New Welltower will have over 447 million shares outstanding, held by more than 3,100 record and beneficial holders, making the unanimous shareholder approval requirement for the LLC Conversion time consuming, expensive, and likely impossible to achieve. Therefore, in order to provide the benefits of the Reorganization to New Welltower shareholders, Old Welltower expects to include a proposal (the “Proposal”) in its proxy statement for its 2022 annual shareholders’ meeting to allow the shareholders, voting as shareholders of New Welltower, to approve the removal of the Pass-Through Vote Provision so that the LLC Conversion may be approved solely by New Welltower in its capacity as sole shareholder of Old Welltower.

Forward-Looking Statement

This FAQ may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements, including, but not limited to, statements regarding the Company’s ability to complete the Reorganization, the impacts of the Reorganization on the Company’s financial condition, business operations, financial statements and outstanding securities and the Company’s ability to realize the expected benefits of Reorganization, are not guarantees of future performance and involve risks and uncertainties that may cause the Company’s actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, those factors discussed in the Company’s reports filed from time to time with the SEC. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.